Exhibit 99.1

IMMEDIATE RELEASE

Spartan Motors Reports 2013 Year-End Results

Order Growth, DSV and SV Gains Offset By ER Loss

Initial 2014 Outlook Provided

CHARLOTTE, Mich., Feb. 11, 2014 - Spartan Motors, Inc. (NASDAQ: SPAR) today reported its results for the fourth quarter and full year 2013.

Fourth Quarter 2013 Overview

For the fourth quarter of 2013 compared to the fourth quarter of 2012:

●	Net sales of $126.5 million, up 1.6%
●	Gross margin of 11.8% of sales versus 10.6%
●	Reach achieved a positive gross margin in Q4 2013
●	Goodwill impairment in Emergency Response segment of $4.9 million booked during quarter
●	Operating loss of $4.2 million compared to an operating loss of $2.8 million
o	Delivery & Service (DSV) operating profit of $0.4 million versus operating loss of $2.1 million
o	Emergency Response (ER) operating loss of $6.3 million versus profit of $0.3 million
o	Specialty Vehicles (SV) earned operating profit of $3.2 million compared to $1.2 million
●	Fourth quarter and full year 2013 results include adjustments that increased income tax expense by $0.7 million related to valuation of various deferred tax assets recorded on our balance sheet.
●	Net loss of $3.0 million, or $0.09 per share, versus a net loss of $2.5 million, or $0.07 per share

Full Year 2013 Overview

For the full year 2013 compared to the full year 2012:

●	Revenue of $469.5 million versus $470.6 million, down 0.2%
●	Cash balance increased to $30.7 million, up 41.5%
●	Order intake of $536.3 million in 2013, up 9.1%
●	Consolidated order backlog of $242.7 million, up 49.8%
●	Began production of 1,900-unit Reach order for FedEx
●	Received order from Peru for 70 custom fire trucks worth over $20 million
●	Successfully moved half of DSV’s production to Bristol facility while maintaining production
●	DSV profitable in second half of 2013 with operating profit of $1.7 million versus first half operating loss of ($5.6) million
●	SV revenue increased 25% while operating income rose 356%
●	Operating loss of $8.2 million versus an operating loss of $2.6 million
●	Net loss of $6.0 million or ($0.18) per share, compared to a net loss of $2.5 million or ($0.07) per share

John Sztykiel, Spartan’s Chief Executive Officer, stated, “We made a great deal of progress during 2013 in improving the operating performance of our Delivery & Service (DSV) and Specialty Vehicles (SV) businesses. In the first quarter of 2013, we moved half of DSV’s business - walk-in vans - to Bristol, Ind., while maintaining production. The launch process presented more obstacles than we anticipated, resulting in an operating loss of $5.6 million for the first half of 2013. During the second half of the year, we returned DSV to profitability, posting operating income of $1.7 million and brought the Reach program closer to profitability in the fourth quarter. The SV segment was a star performer in 2013 and its profitability presents a sharp contrast to that reported in the last two years. Unfortunately, the progress we made in these two segments was overshadowed by unsatisfactory performance in the Emergency Response segment, specifically in the Emergency Response Vehicles (ERV) unit.

“ERV performed well in terms of generating orders and backlog. In 2013, ERV received orders for 393 new fire trucks worth $151.1 million, an increase of 101 trucks and $53.1 million from 2012. But in terms of building quality trucks on time and at a profit, ERV’s performance in 2013 was a major disappointment. As a result, ERV was unable to convert order backlog into revenue at the rate required to generate an operating profit.”

Continued Sztykiel, “We are committed to ERV and ensuring it reaches its full potential as a positive financial contributor to Spartan. As we have demonstrated with our other businesses, we know how to turn around underperforming operations. We have intensified our focus on ERV, made management changes to streamline the structure and are leveraging our manufacturing base to increase capacity and improve financial performance. By executing this plan, we expect to make significant improvements to the ER segment’s financial performance during 2014.”

Fourth Quarter and Full Year 2013 Segment Results:

Delivery & Service Vehicles (DSV)

(In thousands)	Fourth Quarter				Full Year
	2013	2012	% Change	2013	2012	% Change
Delivery & Service Vehicles
Vehicles	$43,017	$46,496	-7.5%	$157,291	$150,255	4.7%
Aftermarket & Service	5,195	6,109	-15.0%	21,918	57,975	-62.2%
Total revenue	$48,212	$52,605	-8.4%	$179,209	$208,230	-13.9%
Operating income/(loss)	$391	$(2,122)	NMF	$(3,942)	$6,035	NMF

●

The 7.5% decline in vehicle sales in the fourth quarter of 2013 compared to the fourth quarter of 2012 was a result of slowing demand for truck bodies and delayed shipments of the Reach due to a supplier capacity problem. DSV held shipments of the Reach during the quarter while a new supplier worked to increase component production. Despite this delay, during the fourth quarter of 2013, DSV shipped 508 Reach vehicles, bringing the total for the calendar year to 1,216 units. Sales of aftermarket parts and field service solutions declined to $5.2 million in the fourth quarter of 2013, in part due to delayed orders from a major customer for SafeLoad systems.

●

Fourth quarter profitability was favorably impacted by a richer product mix as well as operating efficiency gains at the Bristol facility. Partially offsetting these improvements was a charge of $0.3 million stemming from a reduction in the carrying value of the Company’s remaining facility held for sale in Wakarusa, Ind.

●

For the year, the downturn in DSV reported revenue was due to lower aftermarket and field service sales in 2013 caused by the end of a large field service program in mid-2012. Vehicle sales increased for the year despite lower walk-in van sales due to the move of production to Bristol. The increase in sales was due to the shipment of 1,216 Reach vehicles during 2013 more than offsetting the decline in other vehicle sales.

●

The first quarter 2013 relocation of walk-in van production to the Bristol facility also had a negative impact on profitability, especially during the first half of the year. In the first half of 2013, DSV incurred $1.0 million of move-related costs, plus $2.0 million in additional labor. These costs, the revenue disruption resulting from the Bristol move, and losses from Reach sales led to an operating loss of $5.6 million during the first half of 2013. As the Bristol launch progressed and walk-in van production increased, along with reductions in Reach manufacturing and material costs, DSV returned to profitability during the second half of the year, posting operating earnings of $1.7 million including a fair value adjustment to real estate of $0.3 million.

●

For 2013, Reach losses totaled approximately $3.7 million, but had been reduced to approximately $0.6 million in the fourth quarter of 2013. The Company anticipates an order from a fleet customer for several hundred Reach vehicles to be produced during the second half of 2014. Management expects this order to be profitable due to more favorable pricing and further reductions in material costs.

●

Backlog at the end of Q4 2013 totaled $73.1 million, up from $39.7 million at the end of Q4 2012. Backlog declined sequentially from $87.5 million at September 30, 2013, which is typical for the DSV segment as vehicle deliveries are lower toward the end of the calendar year.

Emergency Response (ER)

(In thousands)	Fourth Quarter				Full Year
	2013	2012	% Change	2013	2012	% Change
Emergency Response
ERC	$21,562	$21,298	1.2%	$83,399	$83,576	-0.2%
ERV	21,891	23,633	-7.4%	81,688	78,744	3.7%
Total revenue	$43,453	$44,931	-3.3%	$165,087	$162,320	1.7%
Operating income/(loss)	$(6,266)	$306	NMF	$(7,664)	$(2,951)	NMF

●

ER segment revenue declined 3.3% to $43.5 million in the fourth quarter of 2013. The revenue decline resulted from lower ERV sales in the fourth quarter of 2013 compared to 2012 due to reduced production rates at ERV’s Brandon, S.D. production facility. Production in the fourth quarter of 2013 was reduced as management worked to eliminate production bottlenecks and improve quality at Brandon.

●

The ER segment’s fourth quarter operating loss of $6.3 million included an ERV goodwill impairment charge of $4.9 million and an additional $0.4 million warranty accrual. While the ERC unit made a significant contribution to segment profitability during the quarter, ERV’s performance deteriorated in the fourth quarter of 2013, resulting in an operating loss for the ER segment.

●

Revenue for 2013 increased 1.7% to $165.1 million from $162.3 million in 2012. Revenue growth was driven by higher ERV production through the first three quarters of 2013. Demand increased in North America and export markets due to the strength of the Spartan brand, innovative products and aggressive marketing efforts.

●

For 2013, ER posted a full year operating loss of $7.7 million, including the goodwill impairment charge of $4.9 million and warranty accrual of $0.7 million. The ER segment’s operating loss for 2013 was attributable to poor performance at ERV, while ERC was profitable for the year. To address ERV’s operational issues, management has begun to implement a turnaround plan that includes these steps:

o	Increase pricing as needed to capture costs of options and additional engineering – process began in 2013
o	Leverage Spartan’s manufacturing base – run Brandon at optimal rate (complex units), supplement with Charlotte (International units) and Ocala (simple custom and commercial units)
o	Enhance operational controls and processes to reduce cost
o	Stabilize workforce to concentrate on quality
o	Management changes – ER leadership to report to Spartan CEO John Sztykiel on interim basis

●

Backlog increased to $156.5 million at December 31, 2013, compared to $95.8 million at December 31, 2012. Growth in backlog is due to higher order intake combined with production constraints at our Brandon, S.D. facility.

Specialty Vehicles (SV)

(In thousands)	Fourth Quarter				Full Year
	2013	2012	% Change	2013	2012	% Change
Specialty Vehicles
Motorhome & Bus	$28,107	$20,413	37.7%	$90,008	$72,127	24.8%
Parts and Assemblies	4,529	5,524	-18.0%	24,556	20,474	19.9%
Other Specialty Vehicle	2,153	1,016	111.9%	10,678	7,426	43.8%
Total revenue	$34,789	$26.953	29.1%	$125,242	$100,027	25.2%
Operating income	$3,189	$1,204	164.9%	$10,030	$2,198	356.3%

●

The SV segment posted improved performance compared to the prior year. Segment revenue for the fourth quarter of 2013 rose 29.1% to $34.8 million compared to $27.0 million in the fourth quarter of 2012. Sales of motorhome chassis climbed 37.7% to $28.1 million in Q4 2013 from $20.4 million a year ago as a major customer gained market share. Production of Isuzu N-series trucks was higher in the fourth quarter of 2013 compared to the prior year, largely driving a year-over-year revenue increase of 111.9%. This offset a Q4 2013 decline in Aftermarket Parts & Assemblies revenue compared to the prior year, primarily due to lower commercial demand.

●

Operating income increased to $3.2 million in Q4 2013 from $1.2 million in Q4 2012. Most of the increase in operating income was due to higher motorhome and bus chassis revenue as well as more favorable material and manufacturing costs compared to the fourth quarter of 2012.

●

Results for the full year reflected higher sales in all business with motorhome chassis contributing the bulk of the growth in dollar terms. Isuzu N-series truck production grew significantly compared to 2012 and combined with $2.8 million in revenue growth in specialty & defense vehicles.

●

Operating income increased to $10.0 million in 2013 compared to $2.2 million in 2012 and an operating loss of $2.3 million in 2011. The improvement in operating profit is due to concerted efforts to reduce material and manufacturing cost, plus revenue growth leveraging fixed costs.

●

Backlog at the end of 2013 totaled $13.0 million versus $26.6 million at the end of 2012. The decline from the prior year was due to the absence of specialty defense orders at the end of 2013 and a drop in order backlog for aftermarket parts and accessories during late 2013.

Financial Summary and 2014 Outlook

Lori Wade, Spartan’s Interim Chief Financial Officer, stated regarding Q4 2013 results, “Our fourth quarter results included a few non-recurring items that warrant clarification. First, we incurred a $4.9 million non-cash impairment charge for goodwill related to Emergency Response acquisitions made in previous years. Second, we wrote down the value of our remaining building in Wakarusa to its estimated fair value, resulting in a non-cash charge of $0.3 million. Finally, we reported incremental tax expense of $0.7 million related to valuation of various deferred tax assets recorded on our balance sheet. Note that the operating loss of $4.2 million includes the $5.2 million in non-cash charges I mentioned, while the net loss of $3.0 million also includes $0.7 million of tax valuation adjustments.”

Wade commented on Spartan’s outlook for 2014, stating, “Management expects 2014 revenue of approximately $500 - $525 million due to the following factors, among others:

●	2013 order intake of $536.3 million and backlog of $242.7 million at December 31, 2013
●	DSV will have a full year of production at Bristol in addition to expected recovery in truck body market
●	Reach shipments totaling approximately $14 million in the first half of 2014
●	Expansion of ER capacity in Ocala
●	A $20+ million fire truck order from Peru to be produced in Charlotte, Mich. during 2014
●	Strong motorhome and bus chassis demand
●	Reduced demand for defense- related aftermarket parts

“Both SV and DSV are expected to be profitable during 2014, but SV’s operating income is expected to be lower than in 2013 due to planned investments to develop new motorhome chassis and expand its distribution network. ER is projected to generate operating losses in the first half of 2014, but be profitable in the second half and for the year as a whole. As a result we expect Spartan to report an operating loss in the first quarter of 2014, with a modest operating loss in the second quarter. We expect Spartan to be profitable in the second half of 2014 and for the year. Operating income as a percentage of sales is projected to be in the range of 1.0 – 1.5% for the year. Expectations for operating income margins are heavily dependent on the progress we make in improving ERV’s performance. As we make progress in these efforts, we plan to provide updates on our projections for the year. ”

Business Summary

Sztykiel commented, “Spartan enters 2014 with great brands and innovative products, as reflected in our order intake and backlog. We demonstrated operational improvement in DSV with approximately $6.7 million in Bristol launch and Reach-related costs now behind us. The Bristol launch process has been completed, operating efficiency is greatly improved and the Reach should become profitable in 2014. In SV, particularly our motorhome chassis business, we have turned the business around and are now on offense, developing new chassis to expand our presence in more market segments. DSV and SV both enter2014 in a stronger position than at the beginning of 2013 and are on an upward trajectory.”

“ERV is our remaining operational challenge and its results are unacceptable. We absolutely can fix the operational issues in our ERV group. First, some parts are performing very well. Products, sales, marketing, and distribution are currently capable of generating revenue of $200 million per year, including chassis. As we outlined earlier, the plan to fix the operational portion will be methodical, focused and effective. During the fourth quarter the pace of change accelerated to achieve profitability. The good news is the intensified focus is already showing results - for January ERV achieved its production targets at Brandon. We expect ERV to show sequential improvement each quarter over 2013 but profitability will be a late Q4 2014 event and that is still a challenge as we have a substantial amount of ground to make up. We will fix the business first and improved financial results will follow, just as we did with DSV and SV. ”

“In closing, when it comes to ERV, I will quote the motto of one of our larger shareholders, “Slow and steady wins the race.’ We will do it right and over time deliver the shareholder value everyone expects. As we execute our DRIVE strategy across all of our businesses, 2014 will be an important year for Spartan’s growth and long-term success,” concluded Sztykiel.

D.R.I.V.E. is Spartan’s operating strategy based on five tenets:

●	Diversified Growth
●	Redefining New Technologies
●	Integrated Operational Improvement
●	Vibrant Culture
●	Extend Our Core … Spartan Chassis

Conference Call, Webcast and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $470 million in 2013 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Lori Wade, Interim CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Group Treasurer Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2013	% of sales	2012	% of sales
Sales	$126,454		$124,489
Cost of products sold	111,494	88.2	110,583	88.8
Restructuring charges	-	-	754	0.6
Gross profit	14,960	11.8	13,152	10.6

Operating expenses:
Research and development	2,487	2.0	2,971	2.4
Selling, general and administrative	11,867	9.4	12,319	9.9
Goodwill impairment	4,855	3.8	-	-
Restructuring charges	-	-	643	0.5
Total operating expenses	19,209	15.2	15,933	12.8

Operating loss	(4,249)	(3.4)	(2,781)	(2.2)

Other income (expense):
Interest expense	(76)	(0.1)	(81)	(0.1)
Interest and other income	226	0.2	134	0.1
Total other income	150	0.1	53	0.0

Loss before taxes	(4,099)	(3.2)	(2,728)	(2.2)

Taxes	(1,131)	(0.9)	(262)	(0.2)

Net loss including non-controlling interest	(2,968)	(2.3)	(2,466)	(2.0)

Less: Net income attributable to non-controlling interest	2	-	-	-

Net loss attributable to Spartan Motors, Inc.	(2,970)	(2.3)	(2,466)	(2.0)

Basic and diluted net loss per share	$(0.09)		$(0.07)

Basic and diluted weighted average common shares outstanding	33,695		33,251

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Year Ended December 31,
	2013	% of sales	2012	% of sales
Sales	$469,538		$470,577
Cost of products sold	416,475	88.7	405,455	86.2
Restructuring charges	-	-	6,514	1.4
Gross profit	53,063	11.3	58,608	12.5

Operating expenses:
Research and development	10,911	2.3	12,873	2.7
Selling, general and administrative	45,495	9.7	45,707	9.7
Goodwill impairment	4,855	1.0	-	-
Restructuring charges	-	-	2,619	0.6
Total operating expenses	61,261	13.0	61,199	13.0

Operating loss	(8,198)	(1.7)	(2,591)	(0.6)

Other income (expense):
Interest expense	(311)	(0.1)	(335)	(0.1)
Interest and other income	659	0.1	569	0.1
Total other income	348	0.1	234	0.0

Loss before taxes	(7,850)	(1.7)	(2,357)	(0.5)

Taxes	(1,881)	(0.4)	100	0.0

Net loss including non-controlling interest	(5,969)	(1.3)	(2,457)	(0.5)

Less: Net income attributable to non-controlling interest	2	-	-	-

Net loss attributable to Spartan Motors, Inc.	(5,971)	(1.3)	(2,457)	(0.5)

Basic and diluted net loss per share	$(0.18)		$(0.07)

Basic and diluted weighted average common shares outstanding	33,550		33,165

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	(Unaudited)
	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$30,707	$21,748
Accounts receivable, less allowance of $769 and $1,021	47,560	47,139
Inventories	81,419	67,591
Deferred income tax assets	8,206	6,291
Income taxes receivable	1,641	3,011
Assets held for sale	373	716
Other current assets	2,291	6,027
Total current assets	172,197	152,523

Property, plant and equipment, net	54,278	59,122
Goodwill	15,961	20,815
Intangible assets, net	10,094	11,052
Other assets	2,222	1,639
TOTAL ASSETS	$254,752	$245,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$30,525	$23,000
Accrued warranty	7,579	6,062
Accrued customer rebates	2,190	2,299
Accrued compensation and related taxes	6,440	7,748
Deposits from customers	18,006	6,386
Other current liabilities and accrued expenses	5,333	8,113
Current portion of long-term debt	79	82
Total current liabilities	70,152	53,690

Other non-current liabilities	3,109	3,071
Long-term debt, less current portion	5,261	5,207
Deferred income tax liabilities	4,679	4,454

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,210 and 33,862 outstanding	342	339
Additional paid in capital	75,075	72,873
Retained earnings	96,132	105,517
Total Spartan Motors, Inc. shareholders' equity	171,549	178,729
Non-controlling interest	2	-
Total shareholders' equity	171,551	178,729
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$254,752	$245,151

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended December 31, 2013 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Chassis Sales	$21,562				$21,562
Emergency Response Vehicle Sales	21,891				21,891
Utilimaster Vehicle Sales		43,017			43,017
Motorhome Chassis Sales			28,107		28,107
Other Specialty Vehicles			2,153		2,153
Aftermarket Parts and Assemblies		5,195	4,529		9,724

Total Sales	$43,453	$48,212	$34,789	$-	$126,454

Depreciation and Amortization Expense	$307	$1,067	$311	$611	$2,296
Operating Income (Loss)	(6,266)	391	3,189	(1,563)	(4,249)
Segment Assets	80,540	78,654	24,399	71,159	254,752

Year Ended December 31, 2013 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated

Emergency Response Chassis Sales	$83,399				$83,399
Emergency Response Body Sales	81,688				81,688
Utilimaster Vehicle Sales		$157,291			157,291
Motorhome Chassis Sales			$90,008		90,008
Other Specialty Vehicles			10,678		10,678
Aftermarket Parts and Assemblies		21,918	24,556		46,474

Total Sales	$165,087	$179,209	$125,242	$-	$469,538

Depreciation and Amortization Expense	$1,390	$3,781	$1,498	$2,569	$9,238
Operating Income (Loss)	(7,664)	(3,942)	10,030	(6,622)	(8,198)
Segment Assets	80,540	78,654	24,399	71,159	254,752

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Period End Backlog (amounts in thousands of dollars)
	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012

Emergency Response Chassis*	$25,598	$27,137	$28,388	$34,053	$37,005
Emergency Response Vehicles*	130,891	92,556	86,760	70,023	58,764
Total Emergency Response Backlog	156,489	119,693	115,148	104,076	95,769

Motorhome Chassis *	11,370	22,104	14,166	13,736	13,453
Other Vehicles*	-	-	-	3,056	3,968
Aftermarket Parts and Assemblies	1,654	2,635	3,437	7,319	9,179
Total Specialty Vehicles Backlog	13,024	24,739	17,603	24,111	26,600

Delivery & Service Vehicles *	73,148	87,492	100,399	100,394	39,656
Total Backlog	$242,661	$231,924	$233,150	$228,581	$162,025

* Anticipated time to fill backlog orders at December 31, 2013; 4 months or less for emergency response chassis; 15 months or less for emergency response vehicles; 2 months or less for motorhome chassis; 5 months or less for delivery and service vehicles; and 1 month or less for other products.